EXHIBIT 99.01

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

CreekPath Systems, Inc.

Longmont, Colorado

We have audited the accompanying consolidated balance sheet of CreekPath Systems, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statement of operations, changes in stockholders’ (deficit) equity and comprehensive income (loss),  and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.  The financial statements of CreekPath Systems, Inc. as of December 31, 2004, were audited by other auditors whose report dated March 31, 2005, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CreekPath Systems, Inc. and subsidiaries as of December 31, 2005 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has experienced circumstances which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Ehrhardt Keefe Steiner & Hottman PC

May 10, 2006

Denver, Colorado

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CreekPath Systems, Inc.:

We have audited the accompanying consolidated balance sheet of CreekPath Systems, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CreekPath Systems, Inc. and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring net losses that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Boulder, Colorado
March 31, 2005

CREEKPATH SYSTEMS, INC.

Consolidated Balance Sheets

	December 31,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$4,385,845	$10,989,185
Accounts receivable, net of allowance for doubtful accounts of $132,661 and $19,000, respectively	330,567	961,439
Accounts receivable - related party	—	99,375
Other current receivables	26,062	47,437
Restricted cash	5,000	5,000
Inventory	—	15,929
Prepaid royalties	135,217	131,046
Other current assets	140,407	688,784
Total current assets	5,023,098	12,938,195

Non-current assets
Property and equipment, net	611,495	1,392,588
Other long term assets	37,801	83,048
Total non-current assets	649,296	1,475,636

Total assets	$5,672,394	$14,413,831
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable – trade	$290,462	$1,274,411
Accrued liabilities	405,200	1,029,853
Deferred revenue	2,494,747	6,456,439
Current portion of long-term debt	471,700	202,454
Current portion of capital lease obligation	—	89,955
Total current liabilities	3,662,109	9,053,112

Non-current liabilities
Deferred revenue	2,851,073	2,782,094
Long term debt, less current portion	661,159	193,896
Total non-current liabilities	3,512,232	2,975,990
Total liabilities	7,174,341	12,029,102

Commitments and contingencies

Stockholders’ (deficit) equity
Convertible preferred stock; $0.001 par value
Series A – 5,400,000 shares authorized; 5,347,516 issued and outstanding; aggregate liquidation preference of 29,815,075	5,348	—
Series B – 5,200,000 shares authorized; 2,263,328 shares issued and outstanding; aggregate liquidation preference of $5,028,680	2,263	—
Series A-1 – 1,539,000 shares authorized; 1,505,000 issued and outstanding; aggregate liquidation preference of $15,050,000	—	14,952,228
Series B-1 – 2,349,638 shares authorized; 2,269,772 issued and outstanding; aggregate liquidation preference of $16,796,316	—	16,592,103
Series C-1 – 1,700,000 shares authorized; 1,681,423 issued and outstanding; aggregate liquidation preference of $59,627,470	—	23,750,595
Common stock, $0.001 par value, 24,000,000 and 75,200,000 shares authorized, respectively; 4,520,124 and 171,798 issued and outstanding, respectively	4,520	1,718
Additional paid-in capital	65,100,256	4,664,586
Accumulated other comprehensive income	(29,974)	(24,299)
Accumulated deficit	(66,584,360)	(57,552,202)
Total stockholders’ (deficit) equity	(1,501,947)	2,384,729

Total liabilities and stockholders’ (deficit) equity	$5,672,394	$14,413,831

CREEKPATH SYSTEMS, INC.

Consolidated Statements of Operations

	For the Years Ended
	December 31,
	2005	2004

Revenues
Software license fees	$3,081,398	$2,109,182
Services	2,967,022	1,765,545
Total revenues	6,048,420	3,874,727

Cost of revenue
Software license fees	218,420	223,323
Services	1,241,121	3,680,414
Total cost of revenue	1,459,541	3,903,737

Gross profit (loss)	4,588,879	(29,010)

Operating expenses
Selling and marketing expenses	5,113,195	9,876,336
Research and development	5,949,947	6,696,815
General and administrative expenses	2,518,631	2,415,416
Total operating expenses	13,581,773	18,988,567

Other expense
Other income and expenses	(21,852)	(31,781)
Total other expense	(21,852)	(31,781)

Loss before income taxes	(9,014,746)	(19,049,358)

Income tax expense
Income taxes	17,412	35,479
Total income tax expense	17,412	35,479

Net loss	$(9,032,158)	$(19,084,837)

CREEKPATH SYSTEMS, INC.

Consolidated Statement of Changes in Stockholders’ (Deficit) Equity and Comprehensive Income (Loss)

For the Years Ended December 31, 2005 and 2004

	Series A-1		Series B-1		Series C-1		Series A		Series B
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance – December 31, 2003	1,505,000	$14,952,228	2,273,922	$16,622,812	1,153,400	$16,333,891	—	$—	—	$—
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—
Total comprehensive loss	—	—	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	—	—	—	—
Repurchase and retirement of stock	—	—	(4,149)	(30,709)	(704)	(9,999)	—	—	—	—
Issuance of stock options to nonemployees	—	—	—	—	—	—	—	—	—	—
Issuance of Series C convertible preferred stock, net of issuance costs	—	—	—	—	528,727	7,426,703	—	—	—	—
Balance – December 31, 2004	1,505,000	14,952,228	2,269,773	16,592,103	1,681,423	23,750,595	—	—	—	—
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—
Total comprehensive loss	—	—	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	—	—	—	—
Issuance of stock warrants to nonemployees	—	—	—	—	—	—	—	—	—	—
Issuance of stock warrants related to line of credit	—	—	—	—	—	—	—	—	—	—
Issuance of stock to nonemployees	—	—	—	—	—	—	—	—	—	—
Recapitalization of preferred stock	(1,505,000)	(14,952,228)	(2,269,773)	(16,592,103)	(1,681,423)	(23,750,595)	5,347,516	5,348	—	—
Issuance of preferred stock, net of issuance costs of $136,885	—	—	—	—	—	—	—	—	2,263,328	2,263
Stock based compensation related to employee stock options	—	—	—	—	—	—	—	—	—	—
Balance - December 31, 2005	—	$—	—	$—	—	$—	5,347,516	$5,348	2,263,328	$2,263

				Accumulated
			Additional	Other		Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income (Loss)	Deficit	(Deficit) Equity
Balance – December 31, 2003	72,316	$723	$4,559,122	$5,208	$(38,467,365)	$14,006,619
Components of comprehensive loss:
Net loss	—	—	—	—	(19,084,837)	(19,084,837)
Foreign currency translation adjustment	—	—	—	(29,507)	—	(29,507)
Total comprehensive loss	—	—	—	—	—	(19,114,344)
Exercise of stock options	99,482	995	98,560	—	—	99,555
Repurchase and retirement of stock	—	—	—	—	—	(40,708)
Issuance of stock options to nonemployees	—	—	6,904	—	—	6,904
Issuance of Series C convertible preferred stock, net of issuance costs	—	—	—	—	—	7,426,703
Balance – December 31, 2004	171,798	1,718	4,664,586	(24,299)	(57,552,202)	2,384,729
Components of comprehensive loss:
Net loss	—	—	—	—	(9,032,158)	(9,032,158)
Foreign currency translation adjustment	—	—	—	(5,675)	—	(5,675)
Total comprehensive loss	—	—	—	—	—	(9,037,833)
Exercise of stock options	26,106	26	13,810	—	—	13,836
Issuance of stock warrants to nonemployees	—	—	53,315	—	—	53,315
Issuance of stock warrants related to line of credit	—	—	62,885	—	—	62,885
Issuance of stock to nonemployees	104,400	104	72,418	—	—	72,522
Recapitalization of preferred stock	4,217,820	2,672	55,286,906	—	—	—
Issuance of preferred stock, net of issuance costs of $136,885	—	—	4,889,532	—	—	4,891,795
Stock based compensation related to employee stock options	—	—	56,804	—	—	56,804
Balance - December 31, 2005	4,520,124	$4,520	$65,100,256	$(29,974)	$(66,584,360)	$(1,501,947)

See notes to consolidated financial statements.

CREEKPATH SYSTEMS, INC.

Consolidated Statements of Cash Flows

	For the Years Ended
	December 31,
	2005	2004
Cash flows from operating activities
Net loss	$(9,032,158)	$(19,084,837)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	842,100	1,034,412
Amortization of debt discounts	7,892	31,779
Loss on disposal of fixed assets	86,361	2,989
Stock-based compensation expense	56,804	6,904
Issuance of stock warrants to nonemployees	53,315	—
Provision for allowance for doubtful accounts	113,661	19,370
Changes in assets and liabilities
Accounts receivable	446,770	(311,769)
Accounts receivable – related party	99,375	(99,375)
Other assets	626,757	(405,726)
Accounts payable and accrued liabilities	(1,608,582)	567,338
Deferred revenue	(3,822,272)	6,287,100
	(3,097,819)	7,133,022
Net cash used in operating activities	(12,129,977)	(11,951,815)

Cash flows from investing activities
Proceeds from sale of property and equipment	20,265	7,806
Purchase of property and equipment	(167,633)	(1,117,078)
Net cash used in investing activities	(147,368)	(1,109,272)

Cash flows from financing activities
Proceeds from issuances of preferred stock	5,028,680	7,499,997
Purchase and retirement of stock	—	(40,708)
Repayments of borrowings on long-term debt	(208,518)	(430,559)
Repayments of borrowings on capital lease obligations	(89,955)	(136,637)
Stock issuance costs	(136,885)	(73,294)
Proceeds from the exercise of stock options	13,836	99,555
Proceeds from issuance of common stock	72,522	—
Proceeds from borrowings on long-term debt	1,000,000	—
Net cash provided by financing activities	5,679,680	6,918,354

Effect of foreign currency translation on cash and cash equivalents	(5,675)	(3,558)

Net decrease in cash and cash equivalents	(6,603,340)	(6,146,291)

Cash and cash equivalents – beginning of year	10,989,185	17,135,476

Cash and cash equivalents – end of year	$4,385,845	$10,989,185

Supplemental disclosure of cash flow information:

Cash paid for interest for the years ended December 31, 2005 and 2004 was $37,967 and $85,359, respectively.

Cash paid for income taxes for the years ended December 31, 2005 and 2004 was $21,854 and $23,329, respectively.

Supplemental disclosure of non-cash activity:

In July 2005, the Company completed a recapitalization in which all existing outstanding Series A-1, Series B-1 and Series C-1 Preferred Stock was converted to Series A Preferred Stock and common stock at established exchange ratios (Note 6).  In addition, the Company issued warrants in conjunction with debt (Note 4)

CREEKPATH SYSTEMS

Notes to Consolidated Financial Statements

Note 1 – Description of Business and Summary of Significant Accounting Policies

CreekPath Systems, Inc. (the Company), a Delaware corporation, develops and markets storage operations management software.  The Company markets its products and services through direct and indirect sales channels.  Indirect sales channels include global system integrators and value-added resellers.  The Company has operations in Longmont, Colorado, its Corporate headquarters, and in Surrey, England, where the Company operates a wholly owned subsidiary, CreekPath Systems Limited.  On February 22, 2006, the wholly owned subsidiary was dissolved.

The Company is subject to various risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies in the rapidly evolving market for software and services.  Such risks and uncertainties include, but are not limited to, its limited operating history, operating losses, significant competition, changing marketplace demands, an evolving business model, dependence on key personnel, and management of rapid growth.  To address these risks, the Company must, among other things, continue to develop and upgrade its software, provide superior customer service, provide for sufficient funding to support its operations and anticipated growth, and attract, retain, and motivate qualified personnel.  There can be no guarantee that the Company will be successful in addressing these or other such risks.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of CreekPath Systems, Inc. and its subsidiaries.  All intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, CreekPath Systems Limited and Datavail Corporation.  All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.  Cash equivalents consist primarily of investments in money market instruments.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents.  The Company has no significant off-balance sheet concentrations of credit risk, such as foreign exchange contracts, option contracts, or other foreign currency hedging arrangements.  The Company maintains its cash balances in the form of bank demand deposits and money market accounts with financial institutions that management believes are creditworthy.

Accounts Receivable

At the time the accounts receivable are originated, the Company considers a reserve for doubtful accounts based on the creditworthiness of the customer.  The provision for uncollectible amounts is continually reviewed and adjusted to maintain the allowance at a level considered adequate to cover future losses.  The allowance is management’s best estimate of uncollectible amounts and is determined based on historical performance that is tracked by the Company on an ongoing basis.  The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) refers to revenues, expenses, gains, and losses that, under accounting principles generally accepted in the United States of America, are included in comprehensive income (loss) but are excluded from net income (loss) as these amounts are recorded directly as an adjustment to stockholders’ equity, net of tax.  The Company’s comprehensive loss is composed of net loss and the cumulative foreign currency translation adjustment.

Property and Equipment

Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives.  Leasehold improvements are amortized over the shorter of the asset’s useful life or the term of the related lease.  Maintenance and repairs are expensed as incurred, and improvements are capitalized.

Research and Development and Software Development Costs

Research and development costs are expensed as incurred.  Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires the capitalization of certain software development costs once technological feasibility is established.  Capitalization ceases when such software is ready for general availability. The period between the achievement of technological feasibility and the general availability of the Company’s products has been relatively short.  Through December 31, 2005, capitalizable software development costs qualifying for capitalization were insignificant and have been charged to research and development expense as incurred.

Prepaid Royalties

The Company maintains contracts with other companies for the right to utilize their technologies within CreekPath’s products.  The Company prepays for this right based on an estimated number of sales and amortizes the balance over the term of the contract as a component of cost of software license fee revenue.  As of December 31, 2005 and 2004, the Company had approximately $135,000 and $131,000, respectively, of prepaid royalties.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

The Company has recorded transactions that include the issuance of options for common stock.  The fair values of the Company’s equity securities were estimated by management and the board of directors.  The Company believes these estimates of fair value are reasonable; however, future sales of equity securities by the Company, particularly in a public offering, could be deemed to provide evidence that the estimated fair values should be reassessed.

Revenue Recognition

The Company derives revenue from four sources: licenses for software products, related maintenance and support services, professional services, and training.  Professional services revenue includes consulting, installation, product customization, and integration.

Revenue is recognized in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition, and related interpretations and amendments as well as Technical Practice Aids issued from time to time (collectively SOP 97-2).  SOP 97-2 states that revenue should be recognized when persuasive evidence of an agreement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable.

In software arrangements that include multiple software products and services, the Company allocates and defers revenue for undelivered elements, under the residual method, based on vendor-specific objective evidence (VSOE) of fair value, and recognizes the difference between the total arrangement fee and the amount deferred for undelivered elements as revenue, assuming the remaining revenue recognition criteria are satisfied.

The Company enters into contractual arrangements with customers for license agreements and arrangements for professional services.  The Company agrees to fixed fee arrangements with customer for licenses, professional services, training, and maintenance in their contracts.

Licenses and installation revenue is recognized upon customer acceptance.  Maintenance and support revenue is recognized ratably over the contract term.  Other bundled services are evaluated to determine whether those services are essential to the functionality of the other elements in the arrangement.  Through December 31, 2005, all undelivered services have not been considered essential.  Therefore, revenue allocated to these services is recognized as the services are performed, assuming all other criteria for revenue recognition have been met.

Customer creditworthiness is assessed upon new customer evaluation, and collectibility is evaluated throughout the term of the relationship as revenue is recognized.

In the event that vendor-specific objective evidence of fair value does not exist for a particular undelivered element, revenue is deferred until it does exist or until the element has been delivered.

In general, the Company receives cash payments from its customers in advance of delivery of its products and services.  The Company defers these amounts until such time as all of the revenue recognition criteria, as discussed above, are met.  Products and services for which the Company does not expect to be able to recognize revenue within twelve months of the balance sheet date are classified as noncurrent deferred revenue.  As of December 31, 2005 and 2004, the Company had approximately $5,300,000 and $9,200,000, respectively, of deferred revenue related to undelivered software and services.

Costs of Revenue

Software license fees cost of revenues include materials, packaging, and third-party royalty fees.  Cost of services revenue includes salaries, benefits, and travel expenses associated with employees and subcontractors providing support, training, installation, and consulting services.

Recoverability of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever significant events or changes in circumstances occur which indicate the carrying amount may not be recoverable.  If the Company determines that the carrying amount of a long-lived asset or group of assets is not recoverable, the assets are written down to the extent that their carrying amount exceeds their fair value.  No impairment losses were recognized in 2005 and 2004.

Income Taxes

The current provision for income taxes, if any, represents actual or estimated amounts payable on tax return filings each year.  Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, and for operating loss and tax credit carryforwards.  The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period.  Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment.  The Company’s deferred tax assets have been completely reduced by a valuation allowance because management does not believe the assets satisfy the realization criteria set forth in SFAS No. 109, Accounting for Income Taxes, at each balance sheet date (Note 10)

Foreign Currency Translation

The financial statements of the Company’s wholly owned foreign subsidiary, CreekPath Systems Limited, have been translated into U.S. dollars in accordance with SFAS No. 52, Foreign Currency Translation.  All balances sheet accounts have been translated using the exchange rates in effect at the balance sheet date.  Statements of operations and cash flow amounts have been translated using the average exchange rate for the year.  The resulting cumulative translation adjustment of $29,974 and $24,299 at 2005 and 2004, respectively, is reflected as accumulated other comprehensive loss, a component of stockholders’ equity.

Stock-Based Compensation

Prior to January 1, 2005, the Company’s stock incentive plan was accounted for under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Under APB No. 25, no compensation expense was generally recognized since the exercise price for stock options granted to employees equaled the market price of the underlying stock on the date of grant.

As of January 1, 2005, the Company adopted SFAS No. 123R, Stock Based Payment, using the modified prospective method, which requires measurement of compensation cost for all stock-based awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The fair value of restricted stock and restricted stock units are determined based on the number of shares granted and the quoted price of our common stock, and the fair value of stock options is determined using the Black-Scholes valuation model, which is consistent with our valuation techniques previously utilized for options in footnote disclosures required under SFAS No. 123, Accounting for Stock Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. Such value is recognized as expense over the service period, net of estimated forfeitures, using the modified prospective method under SFAS No. 123R.

The adoption of SFAS No. 123R resulted in compensation expense of $17,027 related to stock options for the year ended December 31, 2005, which includes the net cumulative impact of approximately 25% estimated future forfeitures in the determination of the period expense, rather than recording forfeitures when they occur as previously permitted.   In addition, on July 20, 2005, the Company repriced certain options which resulted in compensation expense of $39,777.

The application of SFAS No. 123R had the following effect for the year ended December 31, 2005 on the amounts reported relative to amounts that would have been reported using the intrinsic value method under previous accounting:

	December 31,
	2005	2004

Net loss, as reported	$(9,032,158)	$(19,084,837)
Add stock-based employee compensation expense included in reported net loss	56,804	—
Deduct amortization of stock-based employee compensation expense determined under fair-value-based method for all awards	(56,804)	(26,169)

Pro forma net loss	$(9,032,158)	$(19,111,006)

See Note 7 for further discussion of stock-based compensation and related information.

Note 2 – Going Concern

The Company has not yet achieved profitability and expects to incur losses in the future.  The Company has incurred net losses since its inception in December 1999.  If the Company cannot generate substantial revenue, the Company may never become profitable.  The Company has historically funded its operations by selling stock, obtaining loans, and selling products and services.  The Company’s 2006 operating plan, and execution thereof, is focused on increasing revenue, managing expenses, and conserving cash.  Based upon this plan, the Company’s management believes that additional debt or equity funding will be required to fund its operations, 2006 debt obligations, and working capital needs in 2006.  There is no guarantee that the Company will be able to meet the operational and financial goals in its 2006 operating plan, including its ability to obtain additional debt or equity funding.  The Company cannot predict with any certainty the expected revenue, gross profit margin or loss, net loss, and usage of cash and cash equivalents for 2006.  If the Company were to exceed its projected cash needs, and/or fail to obtain required capital when needed, the Company could be required to reduce its level of operations, delay product development, or take other actions to diminish the amount of cash used by its business operations.  As a result of these factors, there is substantial doubt about the ability of the Company to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business.

Note 3 – Property and Equipment

Property and equipment consist of the following:

	Life	December 31,
	(in Years)	2005	2004

Computer hardware and other equipment	2-3 years	$3,124,495	$3,507,351
Computer software	3-5 years	1,082,877	1,335,493
Furniture and fixtures	3	85,141	106,747
Leasehold improvements	2	96,233	96,233
		4,388,746	5,045,824
Less accumulated depreciation and amortization		(3,777,251)	(3,653,236)
		$611,495	$1,392,588

Included in property and equipment at December 31, 2004 was approximately $370,000 of computer hardware and other equipment financed through capital leases which are depreciated over the term of the lease.  The net book value of assets related to capital leases at December 31, 2004 was approximately $16,500.  The capital lease was paid in full during 2005.

Depreciation expense for the years ended December 31, 2005 and 2004 was $842,100 and $1,034,412, respectively.

Note 4 – Long-Term Debt

Long-term debt consists of:

	December 31,
	2005	2004

Venture loan	$1,000,000	$—
Equipment line of credit GATX/SVB	—	25,049
Equipment line of credit SVB	198,570	382,019
	1,198,570	407,068
Less debt discount	(65,711)	(10,718)
	1,132,859	396,350
Less current portion	(471,700)	(202,454)
	$661,159	$193,896

Future maturities of long-term debt as of December 31, 2005 are summarized as follows:

Year Ending December 31,

2006	$471,700
2007	377,805
2008	283,354

$1,132,859

Venture Loan

On May 31, 2001, the Company entered into a Venture Loan and Security Agreement with Silicon Valley Bank (SVB) and GATX Ventures, Inc. (GATX) (collectively the Lenders) that matured on January 1, 2004.  In conjunction with the Venture Loan, the Company entered into a warrant agreement and issued an aggregate of 340,000 warrants to the Lenders.   Each warrant entitles the holder to purchase one share of the Company’s Series A-1 preferred stock at $1.00 per share through the later of May 31, 2008 or three years after the closing of a qualifying initial public offering.  The price per share is subject to adjustment for recapitalizations and mergers, stock subdivision or combinations, and stock dividends.  As of December 31, 2005, all of the warrants were exercisable and outstanding.

On December 20, 2005, the Company entered into a Venture Loan and Security Agreement with Silicon Valley Bank (SVB) for $1,000,000 to be used for working capital and general corporate purposes.  On May 1, 2006, SVB made available another term loan available to the Company in an amount up to $500,000 subject to the satisfaction of certain terms and conditions of the Agreement.  When repaid neither loan may be reborrowed.  Principal payments on the $1,000,000 term loan are payable in thirty equal monthly installments of $33,333 plus interest beginning April 1, 2006 until maturity on September 1, 2008.   The loan is secured by a blanket lien on all of the tangible assets and intellectual property of the Company, with interest at a rate of Prime Rate plus 2% per annum through March 31, 2006 and Prime Rate plus 2.25% per annum from April 1, 2006 to maturity (9.75% at December 31, 2005). The agreement also contains certain operating covenants related primarily to insurance, dispositions of collateral, distributions, mergers, acquisitions, payment of dividends, and the occurrence of indebtedness.  In addition, the covenants require that the Company receive a minimum of an aggregate of $5 million of the gross proceeds from the sale of additional equity securities issued no later than September 30, 2006.   As of December 31, 2005, $1,000,000 is outstanding on the loan.

In conjunction with the Venture Loan, the Company entered into a warrant agreement and issued an aggregate of 46,696 warrants to SVB.   Each warrant entitles the holder to purchase one share of the Company’s Series B preferred stock at $2.22 per share through December 20, 2015.  The price per share is subject to adjustment for recapitalizations and mergers, stock subdivision or combinations, and stock dividends.  The proceeds were allocated to the warrants and debt based on their relative fair values.  The warrants were recorded at a value of $62,885.  The resulting discount on long-term debt is being amortized to interest expense over the term of the debt.  The estimated fair value of the warrants was determined using a Black-Scholes option-pricing model with the following assumptions: volatility factor of 100%, risk-free interest rate of 4.44%, contractual life of 10 years, and a dividend yield of 0.00%.  As of December 31, 2005, all of the warrants were exercisable and outstanding.

Line of Credit – SVB

During 2005, the Company entered into a Line of Credit Agreement with SVB for $1,000,000, with interest payable at Prime Rate plus 1%.  No amounts were outstanding related to the line of credit at December 31, 2005.

Equipment Line of Credit – GATX/SVB

On May 31, 2001, the Company entered into an Equipment Loan and Security Agreement with SVB and GATX for the acquisition of equipment and reimbursement for qualifying equipment previously acquired.  Under the equipment loan agreement, from July to December 2001, the Company borrowed $585,338 in three separate draws (Promissory Notes), secured by a blanket lien on all of the tangible assets and intellectual property of the Company.  Principal and interest on the Promissory Notes are due in equal monthly installments of $18,212 over a 36-month term commencing on the respective draw dates, with a separate final payment due at maturity of $51,217.  The Promissory Notes matured on July 2004 and January 2005, and bore interest at base rates ranging from 7.55% to 8.59% per annum and effective rates ranging from 12.12% to 13.06% and were paid in full at December 31, 2005.

Equipment Line of Credit – SVB

On May 28, 2003, the Company entered into an Equipment Loan and Security Agreement with SVB.  The Company had the ability to borrow up to $1,000,000 through February 28, 2004 under the agreement.  Interest is fixed on the commencement date of each borrowing at the 30-day London InterBank Offering Rate (LIBOR) plus 1.5% (minimum of 5.75%).  During 2003, the Company drew $588,535 under this agreement.  On February 28, 2004, the commitment expired with no additional amounts drawn subsequent to December 31, 2003.  Principal and interest are due in 36 equal monthly installments of $17,753.  Final residual payments in aggregate of $44,140 are due at various maturity dates from September to November 2006.  The notes bear interest at a base rate of 5.75% per annum and an effective rate of 9.88%.

The agreement also contains certain financial and operating covenants and acceleration clauses that could cause the entire principal amount to become due in the event of default.  Default includes, but is not limited to, failure to make a principal and interest payment, payment of dividends, redemption or purchase of any stock in excess of $100,000, or a material adverse change in business operations.  The Company is required to maintain on a monthly basis a defined ratio of (a) unrestricted cash and cash equivalents maintained in deposits at or through SVB plus a percentage of the Company’s aggregate eligible net accounts receivable to (b) the aggregate principal amount of loans outstanding under this agreement.  As of December 31, 2005, $198,570 was outstanding on the equipment loan.

In conjunction with this Equipment Loan and Security Agreement, the Company issued 50,000 warrants to SVB.  Each warrant entitles SVB to purchase one share of the Company’s Series B preferred stock at $0.74 per share through March 28, 2010.  The price per share is subject to adjustment for recapitalizations and mergers, stock subdivision or combinations, and stock dividends.  The proceeds were allocated to the warrants and debt based on their relative fair values.  The resulting discount is being amortized to interest expense over the term of the obligation based on the amounts and timing of borrowings under the agreement.  The warrants were recorded at an estimated fair value of $30,802.  The estimated fair value of the warrants was determined using a Black-Scholes option-pricing model with the following assumptions: volatility of 100%, risk-free interest rate of 2.94%, contractual life of 7 years, and a dividend yield of 0.00%.  During the years ended December 31, 2005 and 2004, $6,043 and $18,716 was amortized to interest expense.  As of December 31, 2005, all of the warrants were exercisable and outstanding.

Note 5 - Capital Leases Obligations

Equipment Lease – Pentech

On April 1, 2002, the Company entered into a Master Equipment Lease Agreement with Pentech Financial Services (Pentech).  The Company had the ability to borrow up to $550,000 through February 28, 2003 under the agreement.  Interest is fixed on the commencement date of each borrowing at the 30-day London InterBank Offering Rate (LIBOR Rate) plus 3.65% (not below 5.50%).  The Company borrowed $367,112 under this agreement prior to its expiration in 2003.  Principal and interest are due in 30 equal monthly installments of $13,400.  Final residual payments in the aggregate of $36,711 were due at various maturity dates from February to July 2005, and paid in full at December 31, 2005.

In conjunction with the Master Lease Agreement, the Company issued 49,054 warrants to Pentech.  Each warrant entitles Pentech to purchase one share of the Company’s Series B preferred stock at $0.74 per share through April 18, 2012.  The price per share is subject to adjustment for recapitalizations and mergers, stock subdivision or combinations, and stock dividends.  The proceeds were allocated to the warrants and debt based on their relative fair values.  The warrants were recorded at a value of $32,658.  The resulting discount on the capital lease obligation was amortized to interest expense over the term of the obligation based on the amounts and timing of borrowings under the agreement.  The estimated fair value of the warrants was determined using a Black-Scholes option-pricing model with the following assumptions: volatility factor of 100%, risk-free interest rate of 2.50%, contractual life of 10 years, and a dividend yield of 0.00%.  During the year ended December 31, 2004, $13,063 was remaining and amortized to interest expense.  As of December 31, 2005, all of the warrants were exercisable and outstanding.

The lease agreements also grants Pentech the right to purchase up to an aggregate of $550,000 of equity securities issued in the Company’s future private equity financing, under the same terms and conditions offered to other investors in such financing.  As of December 31, 2005, this right has not been exercised.

Note 6 – Capital Stock

The Company has authorized 24,000,000 shares of common stock and 10,600,000 shares of preferred stock, of which 5,400,000 shares are designated as Series A and 5,200,000 shares are designated as Series B.  The Company has reserved 3,662,762 shares of its common stock that may be issued to employees, directors, and consultants of the Company pursuant to its Equity Incentive Plan (Note 7)

During 2005, the Company approved a reverse stock split of 10 to 1. All shares and per share amounts reflected in the accompanying consolidated financial statements have been adjusted to reflect this reverse split.

Convertible Preferred Stock Rights

Preferred stock has the following characteristics:

Voting

The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote.  Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.  The preferred stock also has certain voting rights in preference to the common stock.

Dividends

The holders of the preferred stock are entitled to receive, when and if declared by the board of directors and out of funds legally available, noncumulative dividends at a rate equal to 8% of the original issuance price per share, per annum, payable in preference and priority to any payment of any dividend on common stock. Preferred stock holders shall also be entitled to participate pro rata in any dividends or distributions paid on the common stock on an as-if-converted basis.  No dividends or other distributions shall be made with respect to the common stock, until all declared dividends on the preferred stock have been paid.  No dividends have been declared to date.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the affairs of the Company, including a change in control, before any payment to the holders of common stock, preferred stock will be entitled to be paid out of the assets of the Company an amount per share equal to the original issue price plus all declared but unpaid dividends, if any.  If upon a liquidation event, the assets of the Company shall be insufficient to make payment in full to all holders of preferred stock, then such assets shall be distributed ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Conversion

Each share of the preferred stock, at the option of the holder, is convertible into a number of fully paid shares of common stock as determined by dividing the respective preferred stock issue price by the conversion price in effect at the time.  The initial conversion ratio is one share of preferred stock for one share of common stock, subject to certain adjustments for dividends, stock splits, and recapitalization.  The conversion ratio may be adjusted, based on a broad-based weighted average basis, in certain circumstances, primarily related to certain sales of equity securities for per share prices less than the initial issuance price.  Conversion is automatic upon the closing of a qualified firm commitment underwritten public offering with an offering price of at least three times the Series B conversion price and aggregate proceeds in excess of $30 million, or upon election of the holders of a majority of the preferred holders.

Common Stock Rights

Each share of common stock is entitled to one vote.  The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the board of directors, subject to the prior rights of holders of all classes of stock and outstanding.

Issuance of Preferred Stock

On January 17, 2000, the Company issued 8,500,000 shares of its convertible preferred stock (prior Series A issuance) to Exabyte for cash proceeds of $1,925,000, operating expenses, and fixed asset purchases paid by Exabyte on behalf of CreekPath of $1,075,000, contributed fixed assets of $312,224, and certain intangible assets with a predecessor basis of zero.

On December 22, 2000, the Company issued 11,550,000 shares of its convertible preferred stock (Series A) to independent investors and Exabyte for cash proceeds of $10,050,000 and for the conversion of $2,051,335 in convertible bridge loans and related accrued interest.  The Company paid $84,692 of issuance costs related to this offering.

On February 26, 2001, the Company issued 5,000,000 shares of its Series A to an independent investor for cash proceeds of $5,000,000.  The Company paid $13,080 of issuance costs related to this offering.

On June 28, 2002, the Company repurchased all of the outstanding stock held by Exabyte, which included 10,000 shares of common stock, 8,500,000 shares of Series A Old, and 1,500,000 shares of Series A, in exchange for aggregate consideration of $1,500,000.

In September 2002, the Company redesignated all of its 15,050,000 issued and outstanding shares of Series B preferred stock as Series A preferred stock with the same rights and privileges.  Accordingly, all disclosures herein reflect this change.  Shares of the former Series B are now designated Series A.  Shares of the former Series A are designated Series A Old.

On October 28, 2002, the Company issued 22,739,223 shares of Series B preferred stock to its existing and new third-party investors for cash proceeds of $15,287,842 and for the conversion of $1,539,183 in convertible bridge loans and related accrued interest.  The Company paid $109,153 of issuance costs related to this offering in 2002 and $2,971 in 2003.  The shares of Series B preferred stock issued in exchange for the conversion of the bridge notes were recorded based upon the net carrying value of the bridge notes at the time of conversion, which was $1,447,094 and which reflects an unamortized discount of $92,089.

On December 5, 2003, the Company issued 11,534,008 shares of Series C preferred stock to its existing investors for cash proceeds of $16,360,990.  The Company paid $27,099 of issuance costs related to this offering.

On September 15, 2004, the Company issued 3,877,335 shares of Series C preferred stock to a new investor for cash proceeds of $5,500,000.  On November 12, 2004, the Company issued an additional 1,409,938 shares of Series C preferred stock to existing investors for cash proceeds of $1,999,997.

The Company paid $73,294 of issuance costs related to these offerings.

On September 8, 2005, the Company adopted a recapitalization plan requiring the Company to adopt an amendment and restatement of the Company’s Restated Certificate of Incorporation of the Company (the “Eighth Restated Certificate”) in order to provide the Company with additional capital to fund operations.

As part of the financing, the Company renamed the existing Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock as “Series A-1 Preferred Stock”, “Series B-1 Preferred Stock” and “Series C-1 Preferred Stock”, respectively.

The Company then created a new series of preferred stock, Series A Preferred Stock and Series B Preferred Stock.  The new Series A Preferred was issued as part of the recapitalization and the new Series B Preferred was issued to obtain additional financing.  Each holder that elected not to participate in the Series B offering received common stock and warrants on a one-for-one basis in exchange for all of their existing holdings of Preferred Stock, whereas those holders electing to participate received certain stock and warrants of the new Series A and additional common stock, converted at an established exchange ratio.

On July 7, 2005, in connection with the recapitalization, the Company issued 2,263,328 shares of Series B preferred stock for cash proceeds of $5,028,680 and converted outstanding Series A-1, Series B-1 and Series C-1 Preferred Stock to 5,347,516 shares of Series A Preferred Stock and 4,217,820 shares of common stock, respectively.  The Company paid $136,885 of issuance costs related to the offering.

Note 7 – Equity Incentive Plan

In accordance with the Company’s Equity Incentive Plan (the Plan) as amended, options to acquire up to 3,662,762 shares of common stock may be granted to employees, directors, and nonemployees as designated by the board of directors.  The Plan also allows for the granting of stock bonuses and the right to acquire restricted stock.  All options granted to date have been granted at an exercise price within the range of $0.40 to $2.00 per share, which was determined by the Company to be equal to or greater than the estimated fair value of the underlying common stock on the dates of grant.  Options vest and become exercisable ratably over one to four years from the date of grant and expire on the earlier of ninety (90) days after termination of the grantee’s employment for reasons other than disability or death, twelve months after termination due to disability, eighteen months after death, or ten years from the grant date.

The following table summarizes stock option activity:

	December 31,
	2005			2004
	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price

Outstanding options, beginning of year	1,148,434	1.30		1,051,427	1.00
Granted	2,994,371	0.46		458,783	2.00
Exercised	(130,506)	0.55		(99,482)	1.00
Canceled or forfeited	(1,398,756)	1.16		(262,294)	1.30

Outstanding options, end of year	2,613,543	0.47	782,209	1,148,434	1.30

Options exercisable at end of year	608,574		343,725	571,450

Weighted average remaining contractual life	8.8 years			7.6 years

The fair value of options granted to employees and directors in December 31, 2005 and 2004 was approximately $548,107, or $0.25 per share, and $96,000, or $0.20 per share, respectively.

The fair value of each option was estimated at the date of the grant using the Black-Scholes minimum-value option-pricing model.  The following weighted average assumptions were used for options granted:

	December 31,
	2005	2004

Risk-free interest rate	4.18%	2.94%
Dividend yield	—%	—%
Expected volatility	70.00%	0.001%
Expected life of options	3.8 years	3.8 years

The Black-Scholes minimum-value option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, and may be used by nonpublicly traded companies in connection with employee stock-based awards.  In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility.  The Company’s options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate.

The following table summarizes information about stock options outstanding and exercisable under the Plan at December 31, 2005:

Exercise Prices	Number Outstanding at December 31, 2005	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Number Exercisable at December 31, 2005	Weighted Average Exercise Price

$2.00	26,836	8.1	$2.00	26,836	$2.00
1.00	231,642	6.6	1.00	231,642	1.00
0.40	2,355,065	9.1	0.40	350,096	0.40

	2,613,543	8.8	0.47	608,574	1.03

Nonemployee Stock Options

During the years ended December 31, 2005 and 2004, the Company recorded $72,522 and $6,904, respectively, in stock-based expense related to 41,900 options for common stock issued to nonemployees under the Plan in 2002.  At the date of grant, these options are unvested forfeitable awards that are treated as unissued for accounting purposes until the future services are provided.  The options are revalued at each reporting and/or vesting date, and recorded as they vest.  The options vest over a period of four years.  Accordingly, the Company expects to record additional compensation expense in future periods, and such expense could be significant.  The fair value of each option was estimated using the Black-Scholes option-pricing model, using the following weighted average assumptions: risk-free interest rate of 4.0%; dividend yield of 0.00%; expected volatility of 70%; and contractual life of 10.0 years.

Note 8 – Employee Retirement Savings Plan

The Company has adopted a 401(k) savings plan whereby employees may elect to defer up to 25% of their salary.  Employees are eligible to participate in the plan on the first day of the calendar quarter following date of hire.  The plan is a defined contribution plan with a discretionary Company match subject to approval by the board of directors.  Employees are 50% vested in the Company’s match after one year of service, in which 1,000 hours of service have been performed, and 100% vested after two years of service.  No contributions were made by the Company during the years ended December 31, 2005 and 2004.

Note 9 – Related Party Transactions

In March 2003, the Company sold $500,000 in software and services to a customer who invested in CreekPath in September 2004.  In November 2004, the Company sold an additional $99,375 in software and services to this stockholder.  During the years ended December 31, 2005 and 2004, the Company recognized $134,638 and $162,792, respectively, in revenue related to these sales.

In December 2005, the Company entered into a month to month lease agreement with a stockholder for certain facilities, with rent payable at $2,197 per month beginning January 2006.

Note 10 – Income Taxes

The tax effects of temporary differences that give rise to significant portions of the Company’s deferred tax assets are as follows:

	December 31,
	2005	2004

Deferred tax assets
Net operating loss carryforwards	$24,245,144	$18,714,425
Deferred revenue	956,815	2,459,025
Property and equipment	420,098	201,446
Goodwill amortization	40,030	43,813
Accrued expenses	94,593	206,875
	25,756,680	21,625,584
Valuation allowance	(25,756,680)	(21,625,584)

	$—	$—

The valuation allowance has been provided for the Company’s net deferred tax assets as the Company has determined that realization of these assets is not sufficiently assured as of December 31, 2005.

The income tax provision for the years ended December 31, 2005 and 2004, differ from the amount computed by applying the U.S. federal income tax rate of 34% to loss before income taxes due to unrecognized benefit due to valuation allowance, state and foreign income taxes and other expenses that are not deductible for tax purposes.

At December 31, 2005, the Company had federal net operating loss carryforwards of approximately $65 million available to reduce future taxable income, if any.  The Internal Revenue Code places certain limitations on the amount of net operating loss carryforwards that can be utilized if certain changes in the Company’s ownership occur.  The Company has not determined if any such ownership changes have occurred to date, though it is reasonably possible that the Company may determine the use of its net operating loss carryforwards is limited given the sales of capital stock in recent periods.  Net operating loss carryforwards expire in various years and amount beginning in 2020 through 2025.

Note 11 – Commitments and Contingencies

Operating Leases

The Company leases certain of its office facilities under noncancelable operating lease arrangements expiring on varying dates through November 2007.  The Company’s primary office facility lease contains a provision for annual rental adjustments based on a defined inflationary index rate.  Rent expense was $244,635 and $301,798 for the years ended December 31, 2005 and 2004, respectively.  Rent is expensed under the straight-line method. Future noncancelable minimum lease obligations under the Company’s operating leases are as follows:

Year Ending December 31,

2006	$138,094
2007	3,399

$141,493

Litigation

During the ordinary course of business, the Company is subject to various investigations, claims, and legal proceedings.  The Company is not currently aware of any legal proceedings or claims individually or in the aggregate, that are expected to have a material effect on the Company’s financial condition, results of operations, or cash flows.

CREEKPATH SYSTEMS, INC.

Condensed Consolidated Balance Sheets

	June 30, 2006	December 31, 2005(A)
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$791,755	$4,385,845
Accounts receivable, net of allowance for doubtful accounts of $3,748 and $132,661, respectively	9,750	330,567
Other current receivables	15,101	26,062
Restricted cash	5,000	5,000
Prepaid royalties	183,687	135,217
Other current assets	133,552	140,407
Total current assets	1,138,845	5,023,098

Non-current assets
Property and equipment, net	366,210	611,495
Other long term assets	57,473	37,801
Total non-current assets	423,683	649,296

Total assets	$1,562,528	$5,672,394

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable - trade	$290,900	$290,462
Accrued liabilities	178,314	405,200
Deferred revenue	1,672,755	2,494,747
Current portion of long-term debt	507,445	471,700
Total current liabilities	2,649,414	3,662,109

Non-current liabilities
Deferred revenue	3,359,109	2,851,073
Long term debt, less current portion	440,814	661,159
Total non-current liabilities	3,799,923	3,512,232
Total liabilities	6,449,337	7,174,341

Commitments and contingencies

Stockholders’ (deficit) equity
Convertible preferred stock; $0.001 par value
Series A - 5,400,000 shares authorized; 5,347,516 issued and outstanding; aggregate liquidation preference of $29,815,075	5,348	5,348
Series B - 5,200,000 shares authorized; 2,263,328 shares issued and outstanding; aggregate liquidation preference of $5,028,680	2,263	2,263
Common stock, $0.001 par value, 24,000,000 and 75,200,000 shares authorized, respectively; 4,520,124 issued and outstanding	4,520	4,520
Additional paid-in capital	65,100,256	65,100,256
Accumulated deficit	(69,999,196)	(66,614,334)
Total stockholders’ (deficit) equity	(4,886,809)	(1,501,947)

Total liabilities and stockholders’ (deficit) equity	$1,562,528	$5,672,394

(A) The balance sheet at December 31, 2005 has been derived from the audited consolidated financial statements at that date, but does not include all the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

See accompanying notes

CREEKPATH SYSTEMS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005

Revenues
Software license fees	$182,272	$2,155,487
Services	638,605	2,105,834
Total revenues	820,877	4,261,321

Cost of revenue
Software license fees	39,310	97,232
Services	233,949	832,679
Total cost of revenue	273,259	929,911

Gross profit	547,618	3,331,410

Operating expenses
Selling and marketing expenses	1,012,378	3,585,104
Research and development	2,305,566	3,207,119
General and administrative expenses	575,449	1,409,565
Total operating expenses	3,893,393	8,201,788

Other income and (expense)	(71,382)	18,155

Loss before income taxes	(3,417,157)	(4,852,223)

Income tax benefit (expense)	2,321	(11,462)

Net loss	$(3,414,836)	$(4,863,685)

See accompanying notes.

CREEKPATH SYSTEMS, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005
Cash flows from operating activities
Net loss	$(3,414,836)	$(4,863,685)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	259,274	484,169
Amortization of debt discounts	14,120	8,504
Loss on disposal of fixed assets	2,891	2,465
Issuance of stock warrants to non-employees	—	53,315
Changes in assets and liabilities
Accounts receivable	320,817	(222,336)
Other assets	(50,326)	434,949
Accounts payable and accrued liabilities	(226,448)	(1,433,070)
Deferred revenue	(313,956)	(2,651,525)
	6,372	(3,323,529)
Net cash used in operating activities	(3,408,464)	(8,187,214)

Cash flows from investing activities
Proceeds from sale of property and equipment	1,500	—
Purchase of property and equipment	(18,380)	(110,263)
Net cash used in investing activities	(16,880)	(110,263)

Cash flows from financing activities
Repayments of borrowings on capital lease obligations	—	(68,401)
Repayments of borrowings on stock options	—	3,438
Repayments of borrowings on long-term debt	(198,720)	(114,518)
Net cash used in financing activities	(198,720)	(179,481)

Effect of foreign currency translation on cash and cash equivalents	29,974	(2,372)

Net decrease in cash and cash equivalents	(3,594,090)	(8,479,330)

Cash and cash equivalents - beginning of period	4,385,845	10,989,185

Cash and cash equivalents - end of period	$791,755	$2,509,855

See accompanying notes

CREEKPATH SYSTEMS, INC.

Notes to Condensed Financial Information

Note 1 – Description of Business and Summary of Significant Accounting Policies

CreekPath Systems, Inc. (the Company), a Delaware corporation, develops and markets storage operations management software.  The Company markets its products and services through direct and indirect sales channels.  Indirect sales channels include global system integrators and value-added resellers.  The Company’s primary operations are located in Longmont, Colorado, its corporate headquarters.  On January 31, 2006, Datavail Systems, Inc., a wholly owned subsidiary, was dissolved.

Basis of Presentation

The condensed consolidated financial statements have been prepared by the Company in accordance with U.S. generally accepted accounting principles for interim financial information, and include the accounts of CreekPath Systems, Inc. and its subsidiaries.  All intercompany accounts and transactions have been eliminated in consolidation.  In the opinion of the Company the unaudited financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented.  Certain information and footnote disclosures, normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles, have been condensed or omitted pursuant to such principles, rules and regulations.  These condensed consolidated financial statements and notes should be read in conjunction with the Company’s audited consolidated financial statements and related noted for the year ended December 31, 2005.    The results of operations for the six month periods ended June 30, 2006 and 2005 are not necessarily indicative of results for any other period.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents.  The Company has no significant off-balance sheet concentrations of credit risk, such as foreign exchange contracts, option contracts, or other foreign currency hedging arrangements.  The Company maintains its cash balances in the form of bank demand deposits and money market accounts with financial institutions that management believes are creditworthy.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) refers to revenues, expenses, gains, and losses that, under accounting principles generally accepted in the United States of America, are included in comprehensive income (loss) but are excluded from net income (loss) as these amounts are recorded directly as an adjustment to stockholders’ equity, net of tax.  The Company’s comprehensive loss was composed of net loss and the cumulative foreign currency translation adjustment which was eliminated upon dissolution of the foreign subsidiary.

Research and Development and Software Development Costs

Research and development costs are expensed as incurred.  Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or

Otherwise Marketed, requires the capitalization of certain software development costs once technological feasibility is established.  Capitalization ceases when such software is ready for general availability.  The period between the achievement of technological feasibility and the general availability of the Company’s products has been relatively short.  Through June 30, 2006, capitalizable software development costs qualifying for capitalization were insignificant and have been charged to research and development expense as incurred.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

The Company has recorded transactions that include the issuance of options for common stock.  The fair values of the Company’s equity securities were estimated by management and the board of directors.  The Company believes these estimates of fair value are reasonable; however, future sales of equity securities by the Company, particularly in a public offering, could be deemed to provide evidence that the estimated fair values should be reassessed.

Revenue Recognition

The Company derives revenue from four sources: licenses for software products, related maintenance and support services, professional services, and training.  Professional services revenue includes consulting, installation, product customization, and integration.

Revenue is recognized in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition, and related interpretations and amendments as well as Technical Practice Aids issued from time to time (collectively SOP 97-2).  SOP 97-2 states that revenue should be recognized when persuasive evidence of an agreement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable.

In software arrangements that include multiple software products and services, the Company allocates and defers revenue for undelivered elements, under the residual method, based on vendor-specific objective evidence (VSOE) of fair value, and recognizes the difference between the total arrangement fee and the amount deferred for undelivered elements as revenue, assuming the remaining revenue recognition criteria are satisfied.

The Company enters into contractual arrangements with customers for license agreements and arrangements for professional services.  The Company agrees to fixed fee arrangements with customer for licenses, professional services, training, and maintenance in their contracts.

Licenses and installation revenue is recognized upon customer acceptance.  Maintenance and support revenue is recognized ratably over the contract term.  Other bundled services are evaluated to determine whether those services are essential to the functionality of the other elements in the arrangement.  Through June 30, 2006, all undelivered services have not been considered essential.  Therefore, revenue allocated to these services is recognized as the services are performed, assuming all other criteria for revenue recognition have been met.

Customer creditworthiness is assessed upon new customer evaluation, and collectibility is evaluated throughout the term of the relationship as revenue is recognized.

In the event that vendor-specific objective evidence of fair value does not exist for a particular undelivered element, revenue is deferred until it does exist or until the element has been delivered.

In general, the Company receives cash payments from its customers in advance of delivery of its products and services.  The Company defers these amounts until such time as all of the revenue recognition criteria, as discussed above, are met.  Products and services for which the Company does not expect to be able to recognize revenue within twelve months of the balance sheet date are classified as noncurrent deferred revenue.

Foreign Currency Translation

The financial statements of the Company’s wholly owned foreign subsidiary, CreekPath Systems Limited, have been translated into U.S. dollars in accordance with SFAS No. 52, Foreign Currency Translation.  All balances sheet accounts have been translated using the exchange rates in effect at the balance sheet date.  Statements of operations and cash flow amounts have been translated using the average exchange rate for the year.

Stock-Based Compensation

Prior to January 1, 2005, the Company’s stock incentive plan was accounted for under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations.  Under APB No. 25, no compensation expense was generally recognized since the exercise price for stock options granted to employees equaled the market price of the underlying stock on the date of grant.

As of January 1, 2005, the Company adopted SFAS No. 123R, Share Based Payment, using the modified prospective method, which requires measurement of compensation cost for all stock-based awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest.  The fair value of restricted stock and restricted stock units is determined based on the number of shares granted and the quoted price of our common stock.  The fair value of stock options is determined using the Black-Scholes valuation model, which is consistent with our valuation techniques previously utilized for options in footnote disclosures required under SFAS No. 123, Accounting for Stock Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. Such value is recognized as expense over the service period, net of estimated forfeitures, using the modified prospective method under SFAS No. 123R.

The adoption of SFAS No. 123R resulted in insignificant compensation expense related to stock options for the six months ended June 30, 2006.

Note 2 – Equity Incentive Plan

In accordance with the Company’s Equity Incentive Plan (the Plan) as amended, options to acquire up to 3,662,762 shares of common stock may be granted to employees, directors, and nonemployees as designated by the board of directors.  The Plan also allows for the granting of stock bonuses and the right to acquire restricted stock.  All options granted to date have been granted at an exercise price within the range of $0.40 to $2.00 per share, which was determined by the Company to be equal to or greater than the estimated fair value of the underlying common stock on the dates of grant.  Options vest and become exercisable ratably over one to four years from the date of grant and expire on the earlier of ninety (90) days after termination of the grantee’s employment for reasons other than disability or death, twelve months after termination due to disability, eighteen months after death, or ten years from the grant date.  During the six months ended June 30, 2006, the Company granted 257,068 options.  Subsequent to year end, the Company was purchased and all outstanding options were terminated (Note 4).

Note 3 – Income Taxes

At June 30, 2006, the Company had federal net operating loss carryforwards of approximately $69 million available to reduce future taxable income, if any.  The Internal Revenue Code places certain limitations on the amount of net operating loss carryforwards that can be utilized if certain changes in the Company’s ownership occur.

Note 4 – Subsequent Events

In January 2006, the Company’s board of directors adopted a Retention Plan where a portion of any merger consideration that otherwise would have been paid to the Company’s preferred stockholders would be paid to the Company’s existing employees.  At the closing of the acquisition described immediately below, approximately $605,000 was paid to the Retention Plan Participants.

On July 7, 2006, the Company entered into an Agreement and Plan of Reorganization (the Merger Agreement) with Opsware Inc., Stream Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Opsware (Merger Sub) and Mark Davis as Representative, pursuant to which Merger Sub merged with and into the Company (the Merger).  The closing of the Merger and the transactions contemplated by the Merger Agreement occurred on August 1, 2006.

After the deduction of certain amounts as set forth in the Merger Agreement, the total net purchase price paid to the Company’s preferred stockholders and Retention Plan participants was approximately $8.3 million in cash.  Of this amount $2.25 million was placed into escrow to secure the indemnification obligations of the former shareholders.  As a result, the amount of total consideration distributed to the Company’s preferred stockholders and Retention Plan participants at the closing of the Merger on August 1, 2006 was approximately $6.05 million.  Additional consideration of $5.0 million in cash may also be earned in the future pursuant to an earn-out.

The aggregate liquidation preferences of the Series A and Series B Preferred Stock were approximately $34.8 million.  The former holders of Series A and Series B Preferred Stock received approximately 90% of the amount distributed at closing and will receive approximately 90% of any amounts released from escrow and approximately 90% of any earn-out consideration. The Retention Plan participants would be entitled to the remaining amounts.

The aggregate liquidation preferences of the Series A and Series B Preferred Stock far exceeded the maximum consideration payable in the Merger. Thus, no consideration was available for distribution to the former holders of common stock.

The outstanding stock options were not assumed by Opsware.  Under the terms of the 2000 Equity Incentive Plan, all outstanding stock options were automatically terminated if not exercised prior to closing.